Exhibit 99.1

Maxpro Capital Acquisition Corp. Announces Pricing of $90,000,000 Initial Public Offering

Taipei City – October 7, 2021 – Maxpro Capital Acquisition Corp. (the “Company”), a Taiwan based SPAC, announced today that it priced its initial public offering of $90 million, consisting of 9,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, Friday, October 8th, 2021, under the ticker symbol “JMACU”. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “JMAC” and “JMACW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on industries that complement its management team’s background and to capitalize on the ability of the management team to identify and acquire a business where the management team has extensive experience. Sectors the Company plans on exploring include, but are not limited to, the healthcare and technology industries, specifically within the biotechnology and pharmaceutical sectors.

The Company is sponsored by an affiliate of Maxpro Ventures Ltd., a respected Taiwan based venture capital firm specialized in the healthcare industry.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole book running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,350,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton, division of Benchmark Investments LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on October 7, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Maxpro Capital Acquisition Corp.

Songren Road, Xinyi District

Taipei City 11073

Attn: Moses Chen

Chief Executive Officer

m.chen@maxproventures.com

+886 2 7713 7952